As filed with the Securities and Exchange Commission on August 13, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ELI LILLY AND COMPANY

(Exact name of registrant as specified in its charter)

Indiana	35-0470950
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Lilly Corporate Center Indianapolis, Indiana	46285
(Address of principal executive offices)	(Zip code)

The Lilly Directors’ Deferral Plan

(Full title of the plan)

Anat Hakim, Senior Vice President, General Counsel and Secretary

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

(Name and address of agent for service)

(317) 276-2000

(Telephone number, including area code, of agent for service)

Copy to:

Sophia Hudson, P.C.

Sharon Freiman

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common stock, no par value	1,500,000	$268.77	$403,155,000	$43,984.21

(1)

This registration statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering an aggregate of 1,500,000 shares of common stock, no par value (“Common Stock”), of Eli Lilly and Company (the “Company”) available for issuance to eligible persons under the Lilly Directors’ Deferral Plan (the “Plan”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Company’s receipt of consideration that increases the number of the Company’s outstanding shares of Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act, based on the average of the high and low sales prices of the Company’s Common Stock, as reported on the New York Stock Exchange on August 9, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to eligible participants as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated in this Registration Statement by reference:

(a)

The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 17, 2021 (including the information incorporated by reference therein from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on March 19, 2021);

(b)	The Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on April 30, 2021;

(c)	The Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2021, filed with the Commission on August 3, 2021;

(d)

The Company’s current reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the Commission on January  14, 2021, February  9, 2021, February  17, 2021, May  5, 2021 and May 27, 2021;

and

(e)

The description of the Company’s Common Stock contained in the Company’s registration statement under the Exchange Act with respect to that Common Stock filed with the Commission, as amended by the description of the Company’s Common Stock contained in Exhibit 4.3 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020 and as amended by any subsequent amendments or reports filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement (other than any such documents or portions thereof, including any exhibits included with such Items, that are not deemed “filed” with the Commission, including any information furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K, unless otherwise indicated therein), but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Chapter 37 of the Indiana Business Corporation Law (the “IBCL”) authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith; in the case of official action, the individual reasonably believed that the conduct was in the corporation’s best interests and in all other cases, that the conduct was not against the best interests of the corporation; and in the case of criminal proceedings, the individual either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful. Chapter 37 also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding (“Advancement of Expenses”). Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

The Company’s amended articles of incorporation and bylaws, as amended, provide for indemnification, to the fullest extent permitted by applicable law, of any person who is or was a director, officer or employee of the Company against all expenses (including attorneys’ fees), judgments, fines or penalties against (including excise taxes assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by them, arising out of any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) in which they may become involved by reason of being or having been a director, officer or employee of the Company or if such person is or was serving at the request of the Company as a director, officer, partner, member, manager, trustee, employee, fiduciary or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including, without limitation, any employee benefit plan). To be entitled to indemnification, the board of directors, independent legal counsel or the shareholders must have determined that such persons are entitled to such indemnification. The Company’s amended bylaws provide for mandatory Advancement of Expenses to such persons provided certain conditions are met, including provision of a written undertaking to repay such Advancements of Expenses, should it be determined that the person is not entitled to indemnification.

Officers and directors of the Company are insured, subject to certain exclusions and deductible and maximum amounts, against loss from claims arising in connection with their acting in their respective capacities, including claims under the Securities Act.

Item. 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended Articles of Incorporation of Eli Lilly and Company (incorporated by reference to Exhibit 3.1 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on February 19, 2014).

3.2	Eli Lilly and Company Bylaws, as amended (incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K, filed with the Commission on February 9, 2021).

4.2	The Lilly Directors’ Deferral Plan (incorporated by reference to Exhibit 10 to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2017, filed with the Commission on July 28, 2017).

5.1	Opinion of Barnes & Thornburg LLP.

23.1	Consent of Ernst and Young LLP.

23.2	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 9.	Undertakings.

(a)	The undersigned registrant (the “Registrant”) hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required by those paragraphs to be included in a post-effective amendment is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Indianapolis, State of Indiana, on August 13, 2021.

ELI LILLY AND COMPANY

By:	/s/ David A. Ricks
Name:	David A. Ricks
Title:	Chairman, President, and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David A. Ricks, Anat Ashkenazi and Anat Hakim, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, resubstitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including any post-effective amendments, supplements, exhibits thereto and other documents in connection therewith) to this Registration Statement, and any additional registration statement (including exhibits thereto and other documents in connection therewith) filed by the Company with the Commission related to this Registration Statement and the plan addressed hereby, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below:

Name	Title	Date

/s/ David A. Ricks	Chairman, President, and Chief Executive Officer	August 13, 2021
David A. Ricks	(Principal Executive Officer)

/s/ Anat Ashkenazi	Senior Vice President and Chief Financial Officer	August 13, 2021
Anat Ashkenazi	(Principal Financial Officer)

/s/ Donald A. Zakrowski	Vice President, Finance, and Chief Accounting Officer	August 13, 2021
Donald A. Zakrowski	(Principal Accounting Officer)

/s/ Ralph Alvarez	Director	August 13, 2021
Ralph Alvarez

/s/ Katherine Baicker, Ph.D.	Director	August 13, 2021
Katherine Baicker, Ph.D.

/s/ Carolyn R. Bertozzi, Ph.D.	Director	August 13, 2021
Carolyn R. Bertozzi, Ph.D.

/s/ Michael L. Eskew	Director	August 13, 2021
Michael L. Eskew

/s/ J. Erik Fyrwald	Director	August 13, 2021
J. Erik Fyrwald

/s/ Jamere Jackson	Director	August 13, 2021
Jamere Jackson

/s/ Kimberly H. Johnson	Director	August 13, 2021
Kimberly H. Johnson

/s/ William G. Kaelin Jr., M.D.	Director	August 13, 2021
William G. Kaelin Jr., M.D.

/s/ Juan R. Luciano	Director	August 13, 2021
Juan R. Luciano

/s/ Marschall S. Runge, M.D., Ph.D.	Director	August 13, 2021
Marschall S. Runge, M.D., Ph.D.

/s/ Gabrielle Sulzberger	Director	August 13, 2021
Gabrielle Sulzberger

/s/ Jackson P. Tai	Director	August 13, 2021
Jackson P. Tai

/s/ Karen Walker	Director	August 13, 2021
Karen Walker